UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

Tradeweb Markets Inc.

(Name of Issuer)

Class A Common Stock, par value $0.00001 per share

(Title of Class of Securities)

892672106

(CUSIP Number)

January 29, 2021

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 892672106	13G	Page 2 of 20

1.	Name of Reporting Persons: York Parent Limited (f/k/a Refinitiv Holdings Limited)
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 892672106	13G	Page 3 of 20

1.	Name of Reporting Persons: BCP York Holdings (Delaware) L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 892672106	13G	Page 4 of 20

1.	Name of Reporting Persons: BCP York Holdings GP (Delaware) L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 892672106	13G	Page 5 of 20

1.	Name of Reporting Persons: BCP York Subsidiary (Cayman) L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 892672106	13G	Page 6 of 20

1.	Name of Reporting Persons: BCP VII Holdings Manager (Cayman) L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 892672106	13G	Page 7 of 20

1.	Name of Reporting Persons: Blackstone Management Associates (Cayman) VII L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 892672106	13G	Page 8 of 20

1.	Name of Reporting Persons: BCP VII GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 892672106	13G	Page 9 of 20

1.	Name of Reporting Persons: Blackstone Holdings III L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Quebec, Canada

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 892672106	13G	Page 10 of 20

1.	Name of Reporting Persons: Blackstone Holdings III GP L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): PN

CUSIP No. 892672106	13G	Page 11 of 20

1.	Name of Reporting Persons: Blackstone Holdings III GP Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 892672106	13G	Page 12 of 20

1.	Name of Reporting Persons: The Blackstone Group Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): CO

CUSIP No. 892672106	13G	Page 13 of 20

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): OO

CUSIP No. 892672106	13G	Page 14 of 20

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 0
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 0
	8.	Shared Dispositive Power: 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 0
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.0%
12.	Type of Reporting Person (See Instructions): IN

Explanatory Note

On January 29, 2021, the Reporting Persons sold their interests in Refinitiv Parent Limited, which indirectly beneficially owns 119,921,521 shares of Class A Common Stock (as defined below) of Tradeweb Markets Inc., to the London Stock Exchange Group plc (“LSEG plc”) in an all-stock transaction, for an aggregate of 204,225,968 voting and limited voting ordinary shares to be issued by LSEG plc in accordance with the terms of the stock purchase agreement governing the transaction (the “Sale”). No securities of the Issuer were transferred by Refinitiv TW Holdings Ltd. or Refinitiv US PME LLC, the direct holders of Common Stock, in connection with the Sale.

Item 1.	(a). Name of Issuer

Tradeweb Markets Inc. (the “Issuer”)

(b). Address of Issuer’s Principal Executive Offices:

1177 Avenue of the Americas

New York, New York 10036

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	York Parent Limited (f/k/a Refinitiv Holdings Limited)

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(ii)	BCP York Holdings (Delaware) L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii)	BCP York Holdings GP (Delaware) L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	BCP York Subsidiary (Cayman) L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(v)	BCP VII Holdings Manager (Cayman) L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	Blackstone Management Associates (Cayman) VII L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(vii)	BCP VII GP L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	Blackstone Holdings III L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: Quebec, Canada

(ix)	Blackstone Holdings III GP L.P.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	Blackstone Holdings III GP Management L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xi)	The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	Blackstone Group Management L.L.C.

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	Stephen A. Schwarzman

c/o The Blackstone Group Inc.

345 Park Avenue

New York, NY 10154

Citizenship: United States

Item 2(d).	Title of Class of Securities:

Class A Common Stock, par value $0.00001 per share (the “Class A Common Stock”).

Item 2(e).	CUSIP Number:

892672106

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Class A Common Stock listed on such Reporting Person’s respective reporting page.

(b) Percent of class:

Each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of Class A Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ☒

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not Applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 2, 2021

YORK PARENT LIMITED

By:	/s/ Martin J. Brand
Name:	Martin J. Brand
Title:	Director

BCP YORK HOLDINGS (DELAWARE) L.P. By: BCP York Holdings GP (Delaware) L.L.C., its general partner

By:	/s/ Martin J. Brand
Name:	Martin J. Brand
Title:	President

BCP YORK HOLDINGS GP (DELAWARE) L.L.C.

By:	/s/ Martin J. Brand
Name:	Martin J. Brand
Title:	President

BCP YORK SUBSIDIARY (CAYMAN) L.P.

By: BCP VII Holdings Manager (Cayman) L.L.C., its general partner

By: Blackstone Management Associates (Cayman) VII L.P., its managing member

By: BCP VII GP L.L.C., its general partner

By: Blackstone Holdings III L.P., its sole member

By: Blackstone Holdings III GP L.P., its general partner

By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name:	Tabea Y. Hsi
Title:	Senior Managing Director

BCP VII HOLDINGS MANAGER (CAYMAN) L.L.C.

By: Blackstone Management Associates (Cayman) VII L.P., its managing member

By: BCP VII GP L.L.C., its general partner

By: Blackstone Holdings III L.P., its sole member

By: Blackstone Holdings III GP L.P., its general partner

By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name:	Tabea Y. Hsi
Title:	Senior Managing Director

BLACKSTONE MANAGEMENT ASSOCIATES (CAYMAN) VII L.P.

By: BCP VII GP L.L.C., its general partner

By: Blackstone Holdings III L.P., its sole member

By: Blackstone Holdings III GP L.P., its general partner

By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name:	Tabea Y. Hsi
Title:	Senior Managing Director

BCP VII GP L.L.C. By: Blackstone Holdings III L.P., its sole member By: Blackstone Holdings III GP L.P., its general partner By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name:	Tabea Y. Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS III L.P. By: Blackstone Holdings III GP L.P., its general partner By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name:	Tabea Y. Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS III GP L.P. By: Blackstone Holdings III GP Management L.L.C., its general partner

By:	/s/ Tabea Y. Hsi
Name:	Tabea Y. Hsi
Title:	Senior Managing Director

BLACKSTONE HOLDINGS III GP MANAGEMENT L.L.C.

By:	/s/ Tabea Y. Hsi
Name:	Tabea Y. Hsi
Title:	Senior Managing Director

THE BLACKSTONE GROUP INC.

By:	/s/ Tabea Y. Hsi
Name:	Tabea Y. Hsi
Title:	Senior Managing Director

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ Tabea Y. Hsi
Name:	Tabea Y. Hsi
Title:	Senior Managing Director

/s/ Stephen A. Schwarzman Stephen A. Schwarzman

[Tradeweb Markets Inc. - Schedule 13G/A]